J.H. COHN LLP
Accountants and Consultants since 1919

June 1, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.02 of the Form 8-K dated May 29, 2007 of Advanced Communications Technologies, Inc., (Commission File No. 000-30486) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm.

J H Cohn LLC

J.H. COHN LLC
New York, NY

135 West 50th Street • 21st Floor • New York, NY 10020 • 212-977-6800 • fax 212-245-3808 • www.jhcohn.com
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